EXHIBIT 4.10

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of March 23, 2004 by and between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation located at 1319 Marquette Drive, Romeoville, Illinois (the “Company”), and Altana Chemie AG, a German corporation (the “Purchaser”).

Purchaser and the Company acknowledge and agree that this Agreement is being executed in connection with the execution of that certain Joint Development Agreement dated on or about the date hereof between Purchaser and the Company and that the acquisition of the Shares pursuant to this Agreement is part of the strategic relationship between Purchaser and the Company commencing pursuant to and evidenced (in part) by such Joint Development Agreement.

SECTION 1

Sale of Common Stock

Subject to the terms and conditions hereof, the Company has offered, and will issue and sell (the “Offering”) to Purchaser, and Purchaser will buy from the Company, 1,256,281 shares of common stock, US$.01 par value per share, of the Company (the “Common Stock”) for the purchase price of US$7.96 per share and an aggregate purchase price of US$10,000,000. The shares of Common Stock to be issued and sold by the Company and purchased by Purchaser pursuant to this Agreement are herein referred to as the “Shares.”

The Shares will be offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

Purchaser will be required to hold the Shares for a period of at least two (2) years as contemplated in Section 5.1 below. Following the expiration of the Retention Period (as defined in Section 5.1 below), Purchaser (and any subsequent permitted transferees) will be entitled to the benefits of a Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Purchaser. Pursuant to the Registration Rights Agreement, the Company will file with the Securities and Exchange Commission (the “SEC” or the “Commission”) a registration statement on Form S-3 pursuant to SEC Rule 415 (the “Registration Statement”) under the Securities Act relating to the resale of the Shares by Purchaser. The Company shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable following the expiration of the Retention Period and to be maintained effective until the earlier of (i) the date on which all Shares have been resold under such Registration Statement and (ii) the date on which all Registrable Securities (as defined in the Registration Rights Agreement) may be resold without restriction or limitation (the “Effectiveness Period”). Should the Registration Statement for the Shares not be declared effective within 60 days of the end of the Retention Period or should the effectiveness lapse prior to the end of the Effectiveness Period, Purchaser shall have demand registration rights to the extent set forth in the Registration Rights Agreement.

SECTION 2

Closing; Delivery

2.1. Closing. The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held at the Chicago offices of the Company’s counsel at 225 W. Wacker Drive, Chicago, Illinois, or at such other place upon which the Company and Purchaser shall agree. The Closing shall occur simultaneously with or immediately after the execution and delivery of this Agreement by Purchaser and the Company, or on such later date as the Company and Purchaser may agree.

2.2. Delivery. At the Closing, or within a reasonable period of time thereafter, the Company will deliver to Purchaser at Purchaser’s address in Germany a certificate, registered in the name of Purchaser for the number of Shares to be purchased by Purchaser against payment of the purchase price therefor by wire transfer per the Company’s wiring instructions.

SECTION 3

Representations and Warranties of the Company

For purposes of this Agreement, a party will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as an officer of such party is, or at any time was, actually aware of such fact or other matter; provided, however, that, in the case of the Company, the Company’s knowledge with respect to any equity owner of the Company’s securities shall be deemed to include facts and other matters included in such equity owner’s filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), public announcements or notices to the Company.

The Company represents, warrants and covenants to Purchaser as follows:

3.1. Organization and Standing; Articles and By-Laws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization. The Company has the requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as now proposed to be conducted. The Company is qualified to do business as a foreign corporation in all jurisdictions where the ownership of its properties and assets and the conduct of its business requires such qualification, except where the failure to be so qualified will not have a material adverse effect on the business of the Company taken as a whole, as such business is now conducted. The Company has furnished, or as soon as practicable, and in no event later than the day immediately prior to Closing, will furnish, to Purchaser true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”) and certified by the Secretary of State of the State of Delaware within the preceding 10 business days, and the Company’s Bylaws, as in effect on the date hereof (the “Bylaws”) certified by the Company’s Secretary.

3.2. Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and to execute and deliver the agreements set forth as Exhibits hereto (collectively with this Agreement, the “Agreements”), and at the Closing to sell and issue the Shares as set forth in the Agreements, and to carry out and perform its obligations under the Agreements.

3.3. Subsidiaries. The Company has no subsidiaries, and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

3.4. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 24,088 shares of Preferred Stock (the “Preferred Stock”). As of March 17, 2004, there were 16,115,533 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. No other shares of capital stock are issued and outstanding. As of March 17, 2004, there were options and warrants outstanding issued by the Company to purchase an aggregate of 1,715,759 shares and 453,001 shares of Common Stock, respectively. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and all such shares were issued in material compliance with all applicable federal and state securities laws, including available exemptions therefrom, and none of such issuances were made in violation of any pre-emptive or other rights. The Company has reserved (i) 1,582,849 shares of Common Stock for issuance pursuant to its Amended and Restated 1992 Stock Option Plan, (ii) 900,000 shares of Common Stock for issuance pursuant to its 2001 Equity Compensation Plan, and (iii) 453,001 shares of Common Stock for issuance upon exercise of existing outstanding warrants. Except as set forth above, there are no options, warrants or other rights (including conversion, pre-emptive or other rights) or agreements outstanding to purchase any of the Company’s authorized and unissued capital stock. In addition, all shares of the Company’s common stock issued after adoption of the Company’s Rights Agreement referenced in Section 5.12 below have been issued with the rights set forth in the Rights Agreement to purchase Series A Junior Participating Preferred Stock as and to and to the extent set forth in the Rights Agreement (the “Rights”). Accordingly, the Shares will be issued with such Rights attached as contemplated in the Rights Agreement.

3.5. Authorization; Valid Issuance. (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, and for the authorization, the sale, issuance and delivery of the Shares, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Closing. The Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and to general principles of equity and to limitations on the rights to indemnity and contribution that exist by virtue of public policy (the “Bankruptcy and Equity Exception”). The Shares, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

(b) The Shares and the associated Rights will, upon issuance pursuant to the terms hereof and upon payment therefor, be duly authorized and validly issued, fully paid and non-assessable and will be free of preemptive or similar rights.

3.6. Reports and Financial Statements. (a) The Company made available to Purchaser prior to the execution of this Agreement a copy of the Company’s Annual Report for the year ended December 31, 2002, the Company’s Quarterly Reports on Form 10-Q that have been filed for all quarters ended since December 31, 2002, the definitive proxy statement for the Company’s 2003 annual meeting of stockholders, if filed with the Commission as of the date hereof, and any Current Reports on Form 8-K filed since December 31, 2002 (as such documents have since the time of their filing been amended or supplemented) together with all reports, documents and information hereafter filed with the SEC, including all information incorporated therein by reference (collectively, the “SEC Reports”). The SEC Reports (a) complied and will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and (b) did not contain and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto), if any, included in the SEC Reports complied and will comply as to form in all material respects with the SEC’s rules and regulations with respect thereto), were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments not material and to the absence of footnotes) the financial position and stockholders’ equity of the Company as of the respective dates thereof and the consolidated earnings and cash flows for the respective periods then ended.

(b) The Company has a duly constituted audit committee of its Board of Directors (the “Audit Committee”), all of whose members are “independent” as defined in Rules 4200(a)(14) and 4350(d)(2) of the National Association of Securities Dealers, Inc. and such committee has operated in accordance with applicable law and regulations, the requirements of the Nasdaq National Market (“Nasdaq”). The Company’s independent public accountants have reviewed each interim financial statement in accordance with the requirements of applicable federal securities laws, the Audit Committee’s charter, the Commission’s rules and regulations and the applicable rules of Nasdaq. The Company has received no communications from its independent public accountants that the independent public accountants are considering or are likely to consider issuing any report other than a clean, unqualified opinion as to the Company’s audited financial statements or have raised any unresolved issues with respect to any of the Company’s interim financial statements.

3.7. No Integration. Neither the Company nor, to the Company’s knowledge, its affiliates (as defined in Rule 501(b) under the Securities Act) (“Affiliates”) has, directly or through any agent, during the six month period ending on the date of this Agreement, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) in a manner that would cause the offer and sale of the Shares to fail to be entitled to the exemption afforded by Rule 506 of Regulation D, or under Section 4(2) of the Securities Act.

3.8. No Public Offering. Neither the Company nor, to the Company’s knowledge, its Affiliates has engaged, in connection with the offering of the Shares, (i) in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, (ii) in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, (iii) in any action which would violate applicable state securities, or “blue sky,” laws, or in any directed selling efforts within the meaning of SEC Regulation S.

3.9. Conformity of Descriptions. The Shares conform in all material respects to the descriptions contained in the Company’s SEC Reports and other filings with the SEC.

3.10. No Material Adverse Changes. Except as disclosed on Schedule 3.10 or in the SEC Reports filed not less than five (5) business days prior to the date hereof, there has been no (i) material adverse change in the business, results of operations, stockholders’ equity, cash flows, financial condition of the Company taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), or (ii) dividend or distribution of any kind declared, paid or made by the Company on any shares of its capital stock.

3.11. No Conflicts. The execution, delivery and performance of the Agreements, the issuance and delivery of the Shares by the Company and the consummation by the Company of the transactions contemplated herein and in the other Agreements do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Company, (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to other individual, partnership, joint stock company, corporation, limited liability company, trust, unincorporated organization, government agency or political subdivision (each of the foregoing, a “Person”) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, license or instrument (whether evidencing a Company debt or otherwise) to which the Company is a party or by which any property or asset of the Company is bound or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations of the principal market, system or exchange on which the Common Stock is traded, quoted or listed), or by which any assets of the Company is bound or affected.

3.12. Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration (“Consents”) with, any court or other federal, state, local or other governmental authority, regulatory or self regulatory agency (“Governmental Authorities”), or other Person in connection with the execution, delivery and performance by the Company of the Agreements, other than (i) the filing of the Registration Statement with the Commission in accordance with the Registration Rights Agreement, (ii) the application(s) or any letter(s) acceptable to Nasdaq for the listing or quoting of the Shares on Nasdaq (and with any other national securities exchange or market on which the Common Stock is then traded, listed or quoted), and the notice, if any, required by Nasdaq Rule 4310 which has been filed as shown in Schedule 3.12, (iii) any filings, notices or registrations under applicable state securities laws, (iv) the disclosure requirements of the Exchange Act, and the disclosure requirements of Item 701 of SEC Regulation S-K, (v) filing a Form D and a Form 8-K with the Commission, and (vi) any other approvals and consents set forth on Schedule 3.12 (collectively, the “Required Approvals”).

3.13. Proceedings. Except as described in the SEC Reports, there is no action, suit, hearing, claim, notice of violation, arbitration or other proceeding, hearing or investigation (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its assets before or by any Governmental Authority or any arbitrator, which (i) adversely affects or challenges the legality, validity or enforceability of any of the Agreements, (ii) could reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect, or (iii) if adversely decided, could reasonably be expected to have a material adverse effect on or delay the issuance of the Shares, or the consummation of the transactions contemplated by the Agreement. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or seeks to delay or prevent the consummation of the transactions contemplated hereunder or the right of the Company to execute, deliver and perform under same. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority that is reasonably likely to have a Material Adverse Effect before or after consummation of the transactions contemplated by this Agreement. No action, suit, proceeding, claim, investigation or inquiry by the Company or any subsidiary is currently pending nor does the Company presently intend to initiate any action, suit, proceeding, claim, investigation or inquiry, in each case, that if resolved in a manner adverse to the Company, is reasonably likely to have a Material Adverse Effect.

3.14. No Default or Violation. Except for those that would not, individually or in the aggregate, result in a Material Adverse Effect, the Company is not in (i) default under or in violation of any indenture, loan or other credit agreement or any other agreement or instrument to which it is a party or by which the Company of its assets or properties is bound, or (ii) violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any arbitrator or Governmental Authority applicable to it. The Company is not in default under, or in violation of, its Certificate of Incorporation, Bylaws or other organizational documents or in default under or in violation of any of the listing or, quotation requirements of Nasdaq as in effect on the date hereof and the Company is not aware of any facts which would reasonably lead to delisting or suspension of trading in the Common Stock by Nasdaq in the foreseeable future. The business of the Company is not being conducted, and the Company presently has no plans to conduct its business, in violation of any law, statute, ordinance, rule or regulation of any

Governmental Authority, except where such violations have not resulted or are not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect. The Company is not in breach of any agreement where such breach, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

3.15. Broker’s Fees. No fees or commissions or similar payments with respect to the transactions contemplated by the Agreements have been paid or will be payable by the Company to any broker, financial advisor, finder, investment banker or bank, other than fees payable to First Analysis Securities Corporation (which fees will be paid by the Company), and the Company shall indemnify and hold harmless Purchaser from and against any such claims.

3.16. Listing Compliance. The principal market on which the Common Stock is currently traded is Nasdaq, and the Company has no other securities listed or traded on any other securities exchange or automated quotation system or market. Except as disclosed on Schedule 3.16, the Company has not in the three (3) years preceding the date hereof received notice (written or oral) from Nasdaq (or any stock exchange, market or trading facility on which the Common Stock is or has been traded or listed (or on which it has been quoted)) to the effect that the Company is not in compliance with the listing or maintenance requirements of any such market, exchange or trading facility. After giving effect to the transactions contemplated by the Agreements, the Company is and will be in compliance with all such maintenance requirements.

3.17. Intellectual Property Rights. Except as disclosed on Schedule 3.17, the Company owns or possesses adequate rights or licenses to use all trademarks, trademark applications, trade names and service marks, whether or not registered, and all patents, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and intellectual property rights (collectively, “Intellectual Property Rights”) which are necessary for use in connection with its business as now conducted and as described in the SEC Reports. The Company has no knowledge that it has infringed, and the Company is not infringing on, any of the Intellectual Property Rights of any Person. Except as disclosed in the Company’s SEC Reports, there is no Proceeding which is pending, or to the Company’s knowledge, is threatened against, the Company regarding the infringement of any of the Intellectual Property Rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights. To the Company’s knowledge, the Company has not infringed, and is not infringing, on any of the Intellectual Property Rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as is disclosed either on Schedule 3.17 or in the SEC Reports.

3.18. Registration Rights; Rights of Participation. Except as described on Schedule 3.18, (i) the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority which have not been satisfied, and (ii) no Person, including current or former stockholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Agreements or to require that the Company include any such securities in the registration of Shares as contemplated herein. With respect to the agreements evidencing the rights set forth on Schedule 3.18 hereto, the Company has complied in all respects with the provisions therein regarding any right of first refusal, preemptive right, right of participation, or any similar right of a stockholder or any other third party to participate in the transactions contemplated by the Agreements, including, but not limited to, notice, consent and waiver requirements.

3.19. Title. Except as disclosed on Schedule 3.19, the Company has good and marketable title in fee simple to all property owned by it, in each case free and clear of all security interests, liens, pledges or negative pledges, charges, encumbrances, mortgages, hypothecations, adverse claims or equities (each, a “Lien”), except for Liens that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any properties held or used under lease by the Company are held by it under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such properties by the Company.

3.20. Permits. The Company possesses all certificates, authorizations, licenses, easements, consents, approvals, orders, permits and approvals (“Permits”) necessary to own, lease and operate its properties and to conduct their businesses as currently conducted except where the failure to possess such Permits is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect (“Material Permits”), and there is no Proceeding pending, or, to the knowledge of the Company, threatened relating to the revocation, modification, suspension or cancellation of any Material Permit. The Company has fulfilled and performed all of the material obligations with respect to such Permits, and no event or change in condition has occurred which allows, or which upon notice, the lapse of time or both would allow, the revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permits, except for failures which would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not in conflict with, in default under or in violation of any Material Permit.

3.21. Insurance. The Company and its respective properties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the business in which the Company is engaged. Except as disclosed on Schedule 3.21, all insurance policies carried by the Company are in full force in effect and the Company has no reason to believe that it will not be able to renew such existing insurance policies as and when such coverage expires or to obtain similar coverage from similar insurers, at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, cash flows, business or business prospects of the Company taken as a whole.

3.22. Investment Company; Public Utility Holding Company. The Company is not (i) an “investment company” or a company “controlled by” an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”), or (ii) a “public utility holding company” or a company “controlled by” a “public utility holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the “PUHC Act”) and the SEC’s rules and regulations under each of such Acts.

3.23. No Stabilization. Neither the Company nor, to the Company’s knowledge, any of its directors, officers, or controlling persons has taken or will take, directly or indirectly, any action designed to, or which might reasonably be expected to cause or result in, or which has constituted, under the Exchange Act, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

3.24. Labor. The Company is not a party to any collective bargaining agreement covering any individual who performs services as an employee primarily for the Company (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company, “Employees”), and there are no controversies or unfair labor practice proceedings pending, or to the knowledge of the Company, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company that would reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To the Company’s knowledge, no organizational effort is presently being made or, to the Company’s knowledge, threatened by or on behalf of any labor union.

3.25. Stock and Other Plans. Other than as disclosed in the SEC Reports, the Company does not have any profit sharing, deferred compensation, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities or to share in the profits of the Company which is material to the Company, taken as a whole.

3.26. Solvency. The Company is, and immediately after the Closing will be, Solvent. As used herein, the term “Solvent” means, with respect to a particular date, that on such date, (i) the fair market value of the assets of the Company exceeds their respective liabilities (including, without limitation, stated liabilities and contingent liabilities), and (ii) the Company can pay its debts as they come due or mature. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy, insolvency, debtor relief, reorganization or similar law, nor does the Company have any knowledge or reason to believe that creditors of the Company have initiated or intend to initiate involuntary bankruptcy or similar proceedings.

3.27. Environmental. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (ii) the Company has made all filings and provided all notices required under all applicable Environmental Laws, and has, and is in compliance with, all permits required under any applicable Environmental Laws, each of which is in full force and effect, (iii) (a) there are no pending Proceedings with respect to any Environmental Laws affecting the Company, (b) the Company has not received any demand, claim or notice of violation of any Environmental Laws and (c) to the knowledge of the Company, there is no Proceeding, notice or demand letter or request for information threatened against the Company under any Environmental Law, (iv) no Lien or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company, (v) the Company has not received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (vi) no property or facility of the Company (a) is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or any state list of hazardous substance sites requiring cleanup, (b) is listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority, (vii) no Hazardous Materials are being released (as defined below) at, on or under any facility owned, operated, leased or controlled by the Company or have been Released at, on or under any facility owned, operated, leased or controlled by the Company (except as may be allowed by permit) and, to the knowledge of the Company, none of the facilities owned, operated, leased or controlled by the Company are adversely affected by any Release of Hazardous Materials originating or emanating from any other property.

For purposes of this Agreement, “Environmental Laws” means all applicable United States federal, provincial, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution, protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the indoor or outdoor environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and

(iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom. The term “Hazardous Material” means (a) any “hazardous substance,” as defined in the Comprehensive Environmental Response, the Resource Conservation and Recovery Act, as amended, (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl, (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance, and (f) flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, lead-based paint, radon and mold. “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land surface or subsurface strata.

3.28. ERISA. Schedule 3.28 sets forth a list of each of the following that the Company maintains or contributes to or for which the Company has any liability: (i) each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each other pension, profit sharing, incentive, employment, retirement, severance, deferred compensation or change in control plan, agreement or arrangement (each of the foregoing in (i) or (ii) a “Plan”). With respect to any such Plan, the Company has not, through its own actions or due to the actions of its Affiliates, incurred any liability for, or taken any action that would constitute, nor to the Company’s knowledge has any unrelated party taken any action that would constitute or result in, any prohibited transaction, funding deficiency, plan termination or complete or partial withdrawal with respect to the Company or its Affiliates which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. With respect to each such Plan, the Company is in compliance in all respects with all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, and the Company has performed all of its respective obligations under such Plans, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan intended to qualify under the provisions of Section 401(a) of the Code has received a favorable determination letter with respect to such qualification except where failure to qualify the Plan would not have a Material Adverse Effect.

3.29. Form S-3 Eligibility. In relation to the resale of the Shares by Purchaser, the Company (i) meets the requirements for use of SEC Form S-3 under the Securities Act and (ii) is eligible for filing and maintaining a registration statement on Form S-3.

3.30. Taxes. The Company (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and (ii) has paid all taxes and other governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations or otherwise, in each case except for (A) taxes being contested in good faith and for which adequate reserves are shown in the Company’s SEC Reports, or (B) any liability of the Company for taxes and other governmental assessments and charges that are not yet due and payable that has been accrued or reserved for on the financial statements of the Company in accordance with GAAP. All tax returns filed by the Company were true, correct, and complete in all material respects as of the time of such filing There are no unpaid taxes in any material amount claimed to be due from the Company by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.31. Books and Records. The minute books and other records of the Company contain in all material respects accurate records of all Company board, committee and stockholders’ meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees thereof of the Company since January 1, 2002.

3.32. Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain assets accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except for any controls the absence of which would not result in a Material Adverse Effect.

SECTION 4

Covenants of the Company

The Company hereby covenants with Purchaser as follows:

4.1. Notification of Certain Events. From the date hereof until the Closing, the Company will immediately notify Purchaser, and confirm such notice in writing, of (i) any filing made by the Company relating to the Offering with Nasdaq or any securities exchange or the SEC or other securities regulator in the United States or any other jurisdiction, and (ii) subject to the agreement of each of Purchaser to maintain such information in confidence, any material changes in or affecting the financial condition, earnings, cash flows, stockholders’ equity, business or business prospects of the Company taken as a whole.

4.2. Offering Limitations. In connection with any offering which would be integrated into the transactions contemplated in this Agreement, none of the Company or, to the Company’s knowledge, any of its Affiliates will solicit any offer to buy or offer to sell shares of Common Stock or securities convertible into or exchangeable for Common Stock by means of any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act) in any manner involving a public offering (within the meaning of Section 4(2) of the Securities Act) prior to the effective date (“Effective Date”) of the Registration Statement.

4.3. Disclosures. Subject to Section 8.14, promptly following the Closing the Company will (i) issue a press release announcing the sale of the Shares, and (ii) file such press release and other appropriate information with the SEC on a Form 8-K. The Company shall, immediately following the filing of the Registration Statement on Form S-3 pursuant to the Registration Rights Agreement, (i) issue such press releases and make such filings under the Exchange Act, including, without limitation, the filing of Form 8-K, to disclose the sale of the Shares and the filing of the Registration Statement on Form S-3 pursuant to the Registration Rights Agreement and (ii) include in the filing of its next Form 10-Q or Form 10-K, as applicable, appropriate disclosures relating to the sale of the Shares and the filing of such Registration Statement on Form S-3, including, without limitation, the disclosure required by Item 701 of Regulation S-K. The Company shall, from and after the Closing through the period that the Registration Statement is required to be maintained, timely file all SEC Reports, comply with all requirements under the Exchange Act, continue to list the Shares on Nasdaq or a national securities exchange, and otherwise comply with the requirements of Sections 3.6, 3.12 and 3.29 hereof, which are incorporated herein.

4.4. Use of Proceeds. The Company will use the proceeds from the sale of the Shares for general working capital purposes.

SECTION 5

Representations, Warranties and Covenants of Purchaser

Purchaser hereby represents, warrants and covenants to the Company with respect to the purchase of the Shares by Purchaser as follows:

5.1.    Retention of Shares; No Other Shares. During the period commencing on at the Closing and ending on the second anniversary of the Closing (the “Retention Period”), Purchaser will not directly or indirectly sell, transfer or otherwise dispose of the Shares. Prior to the Closing, Purchaser beneficially owned (as determined in accordance with SEC Rule 13d-3 under the Exchange Act) no shares of the Company’s equity securities.

5.2.    Experience. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and the Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

5.3.    Accredited Investor Status and Regulation S Representations.

(a) Purchaser is a large “accredited investor,” as defined in SEC Regulation D promulgated pursuant to the Securities Act (meaning a corporation not formed for the specific purpose of acquiring the Shares, with total assets in excess of US$5,000,000). Purchaser represents that it has a net worth in excess of US$100,000,000. For the avoidance of doubt, Purchaser is not representing that it is a “qualified institutional buyer,” as defined in Rule 144A of the Securities Act.

(b) Purchaser represents, warrants and covenants that (a) Purchaser is not a “U.S. Person” as defined in Regulation S promulgated under the Securities Act (“Regulation S”), (b) none of Purchaser, its affiliates or any person acting of behalf of Purchaser or any such affiliate has engaged, or will engage in any Directed Selling Efforts (as defined in Regulation S) with respect to the Shares during the Retention Period, (c) the transactions contemplated in this Agreement (1) have not been pre-arranged with a purchaser located in the United States who is a U.S. Person (as defined in Regulation S), and (2) are not part of a plan or scheme to evade the registration provisions of the Act, and (d) Purchaser is not an “affiliate” of the Company as defined in Rule 144 promulgated under the Securities Act.

5.4.    Rule 144. Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered for resale under the Securities Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement, subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and fully paid for the security to be sold, the sale being effected through a “broker’s transaction” or in a transaction directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

5.5.    Confidential Access to Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with its management. It has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects. Pursuant to a confidentiality agreement, as contemplated by the SEC’s Regulation FD, Purchaser acknowledges that it has been provided access to material, non-public information and that the Purchaser will keep all such information confidential except to the extent it becomes public through no fault of the Purchaser. Further, the Purchaser acknowledges and understands the fact that the Company is seeking to effect the private placement of the Shares is material non-public information and disclosure of such information or use of such information by Purchaser or anyone receiving such information from Purchaser in connection with the purchase, sale or trade of the Company’s securities (other than use by Purchaser in acquiring the Shares), or any hedging, derivative or similar transactions or activities involving the Company’s securities, is a violation of securities laws. Neither such inquiries nor any other due diligence investigation conducted by Purchaser or any of its advisors or representatives shall modify, amend or affect Purchaser’s right to rely on the Company’s representations, warranties and covenants contained herein or in the other Agreements. The Purchaser understands that its investment in the Shares involves a high degree of risk.

5.6.    Organization; Authorization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Germany with the requisite power and authority, to enter into and to consummate the transactions contemplated by the Agreements and otherwise to carry out its obligations under the Agreements. The purchase by Purchaser of the Shares hereunder has been duly authorized by all necessary action on the part of Purchaser. This Agreement, when executed and delivered by Purchaser, will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.7.    Restrictive Legends. Purchaser understands that the certificates evidencing the Shares will bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT WITH THE ISSUER PURSUANT TO WHICH SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF PRIOR TO MARCH 23, 2006.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, OTHER THAN TO DISTRIBUTORS (AS DEFINED IN REGULATION S) IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT, AND EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND (2) AGREES THAT IT WILL NOT PRIOR TO TWO YEARS AFTER THE LATER TO OCCUR OF (I) THE ORIGINAL ISSUANCE OF THESE SECURITIES EVIDENCED HEREBY OR (II) ACQUISITION THEREOF FROM AN AFFILIATE OF THE COMPANY (THE “RESTRICTION TERMINATION DATE”) OFFER, RESELL OR OTHERWISE TRANSFER THESE SECURITIES EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) TO NANOPHASE TECHNOLOGIES CORPORATION (C) OUTSIDE THE UNITED STATES IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH

REGULATION S, (D) PURSUANT TO RULE 144, OR (E) PURSUANT TO ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE); SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENTS OF LAW THAT THE DISPOSITION OF THE PROPERTY OF SUCH HOLDER BE AT ALL TIMES WITHIN SUCH HOLDER’S CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THESE SECURITIES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THE SECURITY EVIDENCED HEREBY (OTHER THAN A TRANSFER PURSUANT TO SUBSECTIONS (A) OR (B) ABOVE) THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO NANOPHASE TECHNOLOGIES CORPORATION A LEGAL OPINION ACCEPTABLE TO THE ISSUER FROM A U.S. LAW FIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ALL SITUATIONS, THE HOLDER WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED BY THE SECURITIES ACT.”

In addition, Purchaser acknowledges that each certificate for Shares shall bear any additional legend required by any other applicable domestic or foreign securities or blue sky laws.

The Company will direct its transfer agent and registrar to maintain stop transfer instructions on record for the Shares until it has been notified by the Company, upon the advice of counsel, that such instructions may be waived consistent with the Securities Act and applicable domestic and foreign securities laws. Such stop transfer instructions will limit the method of sale of the Shares, consistent with Rule 144 or other available exemptions from registration under the Securities Act. Any transfers other than pursuant to a registration statement under the Securities Act will require an opinion of counsel reasonably satisfactory to the Company and its counsel prior to such transfers.

5.9.    No Governmental Review. Purchaser understands that no United States federal or state agency or any other government or governmental agency or authority has passed upon or made any recommendation or endorsement of the Shares.

5.10.    Residency. Purchaser is a resident of the country of Germany.

5.11.    Investment Intent. Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to any distribution, resale or transfer thereof. Purchaser understands and agrees that the Shares have not been registered under the Securities Act by reason of the exemption from the registration provisions of the Securities Act contained in Rule 506 of Regulation D and Section 4(2) of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations, warranties and covenants as expressed herein, which are being relied upon by the Company.

5.12.    Rights Agreement. Purchaser acknowledges that the Company has entered into a Rights Agreement, dated October 28, 1998 (as amended, the “Rights Agreement”), which Rights Agreement has been filed with the Commission as an exhibit to the Company’s periodic reports. Purchaser is not, and at the time of Closing will not be, an Acquiring Person (as such term is defined in the Rights Agreement).

5.13. No Manipulation. Neither Purchaser nor, to the Purchaser’s knowledge, any of its supervisory board members, management board members, managers, subsidiaries, controlling persons or other affiliates has taken, or presently plans to take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted, under the Exchange Act, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

5.14. No Relationship. Neither Purchaser nor, to the Purchaser’s knowledge, any of its supervisory board members, management board members, managers, subsidiaries, controlling persons or other affiliates has had any position, office or other material relationship with the Company or the Company’s Affiliates within the past three years, except as contemplated by this Agreement or any agreement executed simultaneously herewith.

5.15. Additional Securities Law Matters. Purchaser (a) has no present intention to engage in short sales or other hedging activity in relation to the Company’s securities, (b) has no agreements or understandings, directly or indirectly, with any person or entity to distribute the Shares, and (c) does not share voting and/or investment control over the Company’s securities with any person or entity (other than relationships disclosed in the Company’s most recent proxy statement filed with the SEC or in any Schedule 13D filed with the SEC by the undersigned Purchaser).

SECTION 6

Conditions to Purchaser’s Obligations to Close

The obligations of Purchaser to purchase the Shares at the Closing is subject to the fulfillment of the following conditions, any of which may be waived by Purchaser:

6.1. Representations and Warranties Correct. The representations and warranties made by the Company herein shall be true and correct in all material respects as of the date when made and as of the Closing.

6.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

6.3. No Injunction. No statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any Governmental Authority of competent jurisdiction which restricts, prohibits or threatens to restrict or prohibit the consummation of any of the transactions contemplated by the Agreements.

6.4. No Suspensions of Trading in Common Stock. The trading in the Common Stock shall not have been restricted or suspended by the Commission, Nasdaq or any other market or exchange where such Common Stock is traded (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company).

6.5. Listing of Common Stock. As soon as possible after the Closing, and in connection with the filing of the Registration Statement, the Shares shall have been listed for trading or quotation on Nasdaq.

6.6 Adverse Changes. Since the date of the financial statements included in the Company’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or latest Current Report on Form 8-K, whichever is more recent, last filed prior to the date of this Agreement, no event which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred.

6.7. Litigation. Except as set forth on Schedule 6.7 to this Agreement, no Proceeding shall have been instituted or threatened against the Company which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect which has not been disclosed to Purchaser.

6.8. Change of Control. No Change of Control shall have occurred between the date hereof and the Closing. As used herein, “Change of Control” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act), other than Purchaser or any of its Affiliates, of in excess of 35% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company’s Board of Directors that is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Company with or into another Person, unless following such transaction, the holders of the Company’s securities continue to hold at least 51% of such securities following such transaction, (iv) the consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii), (iii) or (iv).

6.9. Certificate of Incorporation. The Company shall have delivered to Purchaser a copy of a certificate evidencing the incorporation and good standing of the Company, issued by the Secretary of State of the state where the Company is organized, as of a date within 10 days of the Closing. The Company shall have delivered to Purchaser, or its representatives, acting on behalf of Purchaser, a copy of a certificate evidencing the qualification and good standing of the Company in such other states or jurisdictions where the Company’s ownership or operation of its properties or the conduct of its business require the Company to be qualified to do business as a foreign corporation.

6.10. Compliance Certificate. Should the Closing occur as of a date other than the date of this Agreement, the Company shall have delivered to Purchaser a certificate of the Company executed by the President of the Company, dated as of the Closing, certifying to the fulfillment of the conditions specified in Section 6 of this Agreement.

6.11. Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate of the Company executed by the Chief Financial Officer and the Secretary of the Company, dated as of the Closing, certifying (i) resolutions adopted by the Board of Directors of the Company authorizing the execution of the Agreements, the issuance of the Shares, the filing of the Registration Statement, and the transactions contemplated hereby; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended, and copies of the third party consents, approvals and filings required in connection with the consummation of the transactions contemplated by the Agreements; and (iii) such other documents relating to the transactions contemplated by the Agreements as Purchaser may reasonably request.

6.12. Registration Rights Agreement. The Company and Purchaser shall have executed, entered into and delivered the Registration Rights Agreement, in substantially the form attached hereto as Exhibit B.

6.13. Joint Development Agreement. The Company and Purchaser shall have executed, entered into and delivered a Joint Development Agreement in form and substance acceptable to Purchaser and the Company. It is the express intention of the parties that the transactions contemplated herein are part of the strategic relationship between Purchaser and the Company commencing pursuant to and evidenced (in part) by such Joint Development Agreement.

6.14. Other Documents. The Company shall have delivered to Purchaser such other documents relating to the transactions contemplated by the Agreements as Purchaser or their counsel may reasonably request.

6.15. Opinion of Counsel. At the Closing, the Purchasers shall have received the opinion of Wildman, Harrold, Allen & Dixon LLP, as counsel to the Company, dated as of Closing in form and substance acceptable to the Purchaser and counsel to the Company.

SECTION 7

Conditions to Closing of the Company

The Company’s obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing of the following conditions:

7.1. Representations. The representations and warranties made by Purchaser herein shall be true and correct in all material respects on the dates made and on the date of Closing.

7.2. Performance by Purchaser. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreements to be performed, satisfied or complied with by Purchaser at or before the Closing.

7.3. No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any Governmental Authority of competent jurisdiction which prohibits or threatens to prohibit the consummation of any of the transactions contemplated by the Agreements.

SECTION 8

Miscellaneous

8.1. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without reference to its conflict of laws principles.

8.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby.

8.3. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided that the rights of Purchaser to purchase the Shares shall not be assignable without the consent of the Company.

8.4. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States mail, postage prepaid, by reliable overnight delivery service such as UPS or FedEx, or by facsimile transmission, or otherwise delivered by hand or by messenger, addressed (a) if to Purchaser, at the Purchaser’s address set forth below, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to the Company at the address listed below, in each case with a copy to Purchaser at the address indicated below.

Company:

Nanophase Technologies Corporation

1319 Marquette Drive

Romeoville, Illinois 60446

Attention: Joseph Cross

Facsimile: (630) 323-1221

with a copy to:

Company Counsel:

Wildman, Harrold, Allen & Dixon LLP

225 West Wacker Drive

Suite 3000

Chicago, Illinois 60606-1229

Attention: David Weinstein

Purchaser:

Altana Chemie AG

Abelstrasse 45

46483 Wesel, Germany

Facsimile: +49 281 670 719

Attention: Mr. Martin Babilas

with a copy to:

Altana AG

Herbert-Quandt-Haus

am Pilgerrain 15

61352 Bad Homburg v.d. Höhe, Germany

Facsimile: +49 (6172) 1712 270

Attention: Mr. Volker Mansfeld

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered, or if by facsimile transmission, as indicated by the facsimile imprint date.

8.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Purchaser upon any breach or default of the Company under the Agreements shall impair any such right, power or remedy of Purchaser, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Purchaser of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to Purchaser, shall be cumulative and not alternative.

8.6. Expenses. The Company and Purchaser shall each bear their own legal and other expenses with respect to this Agreement.

8.7 Counterparts. This Agreement may be executed in two or more identical counterparts and by facsimile, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Any signature that is delivered by facsimile transmission shall be valid and binding, with the same force and effect as if an original, manually signed counterpart.

8.8. Severability. In the event that any provision of this Agreement is unenforceable, the remaining provisions shall continue in full force and effect.

8.9. Section Headings, etc. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement. As used herein, any gender shall include all other genders, and the singular shall include the plural and vice versa. The terms “include,” “including” and similar terms shall mean include without limitation, whether by enumeration or otherwise.

8.10. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and no other person is intended to or shall have any rights hereunder whether as a third party beneficiary or otherwise.

8.11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.12. Confidentiality. All material, non-public information disclosed by the Company to Purchaser pursuant to this Agreement or otherwise shall be held strictly confidential and used by Purchaser solely for evaluating purchases of Shares in this Offering, provided this obligation shall not apply to any information that is generally available to the public or becomes available to the public without any disclosure by Purchaser. The provisions of this Section 8.12 shall not in any way amend or supercede the provisions of any other confidentiality, non-disclosure or similar agreement with the Company to which Purchaser is bound.

8.13. Entire Agreement; Amendment. This Agreement and the Registration Rights Agreement and the other documents contemplated therein constitute the entire understanding and agreement between Purchaser and the Company with regard to the subject matter. Except as expressly provided herein, this Agreement, any of the other Agreements or any term hereof may be amended, modified, waived or discharged only by a written instrument signed by the party waiving any term, condition, or right or remedy that benefits it hereunder.

8.14. Public Statements or Releases. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 8.14 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or Nasdaq; provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the day and year first set forth above.

Altana Chemie AG a German corporation

By:	/s/ Matthias L. Wolfgruber

Dr. Matthias L. Wolfgruber, President & CEO

By:	/s/ Martin Babilas

Martin Babilas, Vice President Strategic Business Development

Nanophase Technologies Corporation

By:	/s/ Joseph Cross

Joseph Cross, CEO